EXHIBIT 99.1

[LOGO OF MATRIX SERVICE APPEARS HERE]

FOR IMMEDIATE RELEASE

PRESS RELEASE

MATRIX SERVICE REPORTS FULLY DILUTED EARNINGS PER SHARE ROSE 86%

FOR THE THIRD FISCAL QUARTER, ENDED FEBRUARY 29, 2004, AND REVENUES ROSE 180%

For First Nine Months of Fiscal 2004,

Fully Diluted Earnings Per Share Climbed 92% and Revenues Gained 189%

Third Quarter Fiscal 2004 Highlights:

•	Fully diluted EPS was $0.13, up 86% from the same quarter a year ago;
•	Revenues were $145.2 million, up from $51.9 million in the third quarter a year ago;
•	Operating income rose 180.8% to $4.1 million from $1.5 million in the third quarter a year ago; and
•	Net income rose 86.4% to $2.3 million from the third quarter a year ago.

Nine Months, Ended February 29, 2004, Highlights:

•	Fully diluted EPS was $0.52, up from $0.27 for the same period in fiscal 2003;
•	Revenues were $474.9 million, up from $164.5 million for the same period in fiscal 2003; and
•	Operating income rose 158.4% to $17.0 million from $6.6 million a year ago.

TULSA, OK — April 8, 2004 — Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported consolidated revenues for the third quarter ended February 29, 2004, rose 179.8% to $145.2 million from the $51.9 million recorded in the third quarter a year ago.

Net income for the third quarter of fiscal 2004 climbed 86.4% to $2.3 million, or $0.13 per fully diluted share, from $1.2 million, or $0.07 per fully diluted share, in the third quarter a year ago. Gross margins on a consolidated basis were 8.1% versus 11.6% reported for the third quarter a year ago.

Revenues for the Construction Services segment rose 337.7% to $104.6 million in the third quarter of fiscal 2004 from $23.9 million in the third quarter of fiscal 2003. The increase resulted from significantly higher construction work on the east coast from the Hake Group of Companies, which was acquired by Matrix in March 2003, which was offset somewhat by declines in Matrix’s west coast construction operations. Construction Services’ gross margins were 6.7% in the third quarter versus 13.0% in the third quarter of fiscal 2003 due to the inclusion of lower margin Hake work in the mix of business, caused largely by one large power project, lower margins on new tank construction and the decline in Matrix’s west coast construction activity.

Revenues from Repair and Maintenance Services advanced 45.0% to $40.6 million in the quarter from $28.0 million in the third quarter of fiscal 2003. The increase of $12.6 million resulted primarily from the inclusion of Hake’s Repair and Maintenance Services activity and higher turnaround activity. Tank repair and maintenance remained soft and below last year’s level of work. Gross margins widened to 11.8% in the quarter from 10.4% in the third quarter a year ago, largely as a result of higher turnaround activity.

Matrix Service Company

3Q04 Earnings Results

April 8, 2004

Brad Vetal, president and CEO of Matrix Service, said, “We believe the lower end of our fiscal 2004 earnings guidance of between $0.75 and $0.82 per fully diluted share is attainable even taking into effect the projected $0.04 to $0.05 impact of the additional outstanding shares in the current year. Additionally, we are encouraged by the resurgence in our Repair and Maintenance business, particularly plant turnarounds, and we expect this trend to continue in the fourth quarter. Revenues are anticipated to be in a range of $595 to $605 million.”

For the nine months, ended February 29, 2004, Matrix Service reported that consolidated revenues advanced 188.7% to $474.9 million from $164.5 million recorded in the same period last year.

Net income for the nine-month period, ended February 29, 2004, climbed 103.5% to $9.2 million, or $0.52 per fully diluted share, from $4.5 million, or $0.27 per fully diluted share, for the same period a year ago. Consolidated gross margins narrowed to 8.2% from 12.2% for the nine months, ended February 28, 2003.

Revenues for Construction Services rose $267.5 million, or 309.2%, to $354.0 million for the nine months, ended February 29, 2004, from $86.5 million for the comparable nine-month period in fiscal 2003. The increase was due to the inclusion of the Hake construction activity offset by lower new tank construction activity. Gross margins in the Construction Services segment narrowed to 7.6% for the nine months of fiscal 2004 from 12.7% for the same period in the prior year. The decline stemmed primarily from the low margin Hake work, particularly on two large power projects.

Revenues for Repair and Maintenance Services rose $42.9 million, or 55.0%, to $120.9 million for the current nine-month period from $78.0 million for the comparable nine-month period of fiscal 2003. The increase was primarily due to the inclusion of Hake’s repair and maintenance activity and to higher routine plant maintenance and turnaround work, which were offset somewhat by lower tank repair and maintenance activity, particularly on the west coast and in the upper mid-west. Gross margins narrowed to 9.9% in the period from 11.7% for the same period of fiscal 2003. The decline was primarily due to lower margin Hake work and lower margins on tank repair and maintenance as a result of lower volumes. The lower margins on the Hake repair and maintenance activity resulted from the strategic decision to take a large turnaround project in the second quarter with a new customer at very low gross margins.

In conjunction with this earnings release, Matrix Service will host a conference call with Brad Vetal, president and CEO, and Michael Hall, vice president and chief financial officer. The call will take place today at 11:00 am (EST)/10:00 am (CST) and will be simultaneously broadcast live over the Internet at www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. An online archive of the broadcast will be available within one hour of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Utah, South Carolina, Washington, and Delaware in the U.S. and Canada.

Matrix Service Company

3Q04 Earnings Results

April 8, 2004

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:
Michael J. Hall	Trúc N. Nguyen
Vice President Finance and CFO	VP, Investor Relations
Matrix Service Company	Stern & Co.
918/838-8822	212/888-0044
mhall@matrixservice.com	tnguyen@sternco.com

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Matrix Service Company

3Q04 Earnings Results

April 8, 2004

SEGMENT INFORMATION

Matrix operates primarily in the United States and has operations in Canada. Prior to the acquisition of The Hake Group of Companies (“Hake”) in the fourth quarter of fiscal 2003, Matrix was organized into three reportable segments – Aboveground Storage Tank Services, Plant Services and Construction Services. As a result of the Hake acquisition, the structure of the Company’s internal organization changed in a manner that caused the Company’s reportable segments to change. Matrix now has two reportable segments – Construction Services and Repair & Maintenance Services. Accordingly, the corresponding items of segment information for earlier periods have been restated.

	Construction Services	Repair & Maintenance Services	Other	Combined Total

	(in millions)
Three Months ended February 29, 2004
Consolidated revenues	$104.6	$40.6	$—	$145.2
Gross profit	7.0	4.8	—	11.8
Operating income	2.2	1.9	—	4.1
Income before income tax expense	2.1	1.7	—	3.8
Net income	1.2	1.1	—	2.3

Segment assets	118.9	61.7	22.1	202.7
Capital expenditures	0.7	0.7	—	1.4
Depreciation and amortization expense	0.9	0.8	—	1.7

Three Months ended February 28, 2003
Consolidated revenues	$23.9	$28.0	$—	$51.9
Gross profit	3.1	2.9	—	6.0
Operating income	0.8	0.7	—	1.5
Income before income tax expense	0.9	0.8	—	1.7
Net income	0.6	0.6	—	1.2

Segment assets	36.3	39.3	24.0	99.6
Capital expenditures	2.1	3.0	—	5.1
Depreciation and amortization expense	0.5	0.7	—	1.2

Nine Months ended February 29, 2004
Consolidated revenues	$354.0	$120.9	$—	$474.9
Gross profit	26.8	12.0	—	38.8
Operating income	12.9	4.2	(0.1)	17.0
Income before income tax expense	12.0	3.6	(0.1)	15.5
Net income	7.1	2.1	—	9.2

Segment assets	118.9	61.7	22.1	202.7
Capital expenditures	2.0	2.0	—	4.0
Depreciation and amortization expense	2.7	2.2	—	4.9

Nine Months ended February 28, 2003
Consolidated revenues	$86.5	$78.0	$—	$164.5
Gross profit	11.0	9.1	—	20.1
Operating income	3.6	2.8	0.2	6.6
Income before income tax expense	3.8	3.1	0.2	7.1
Net income	2.4	2.0	0.1	4.5

Segment assets	36.3	39.3	24.0	99.6
Capital expenditures	5.9	7.2	—	13.1
Depreciation and amortization expense	2.0	1.8	—	3.8

Matrix Service Company

3Q04 Earnings Results

April 8, 2004

Matrix Service Company

Consolidated Statements of Income

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003
	(unaudited)		(unaudited)
Revenues	$145,175	$51,900	$474,850	$164,513
Cost of revenues	133,354	45,851	436,871	144,434
Net earnings of joint venture	—	—	857	—

Gross profit	11,821	6,049	38,836	20,079
Selling, general and administrative expenses	7,657	4,556	21,725	13,651
Restructuring, impairment and abandonment	16	16	68	(168)

Operating income	4,148	1,477	17,043	6,596
Other income (expense):
Interest expense	(654)	(22)	(2,029)	(210)
Interest income	1	6	15	15
Other	306	272	489	681

Income before income tax expense	3,801	1,733	15,518	7,082
Provision for federal, state and foreign income tax expense	1,542	521	6,302	2,554

Net income	$2,259	$1,212	$9,216	$4,528

Earnings per share of common stock:
Basic	$0.13	$0.08	$0.56	$0.29
Diluted	$0.13	$0.07	$0.52	$0.27
Weighted average number of common shares:
Basic	17,030,824	15,852,790	16,569,531	15,777,130
Diluted (includes dilutive effect of stock options)	17,839,007	16,714,790	17,567,510	16,567,360

Matrix Service Company

3Q04 Earnings Results

April 8, 2004

Matrix Service Company

Consolidated Balance Sheets

(in thousands)

	February 29, 2004	May 31, 2003
	(unaudited)
ASSETS:

Current assets:
Cash and cash equivalents	$1,480	$775
Accounts receivable, less allowances (February 29— $1,087, May 31—$900)	75,747	66,603
Costs and estimated earnings in excess of billings on uncompleted contracts	18,349	23,421
Inventories	3,062	2,850
Income tax receivable	1,719	2,309
Deferred income taxes	2,028	2,479
Prepaid expenses	3,025	2,997

Total current assets	105,410	101,434

Property, plant and equipment at cost:
Land and buildings	24,526	24,517
Construction equipment	31,375	28,768
Transportation equipment	11,680	11,260
Furniture and fixtures	6,304	6,142
Construction in progress	4,064	4,419

	77,949	75,106
Less accumulated depreciation	(31,662)	(27,743)

Net property, plant and equipment	46,287	47,363

Goodwill	49,707	51,292

Other assets	1,258	2,850

Total assets	$202,662	$202,939

Matrix Service Company

3Q04 Earnings Results

April 8, 2004

Matrix Service Company

Consolidated Balance Sheets

(in thousands, except share data)

	February 29, 2004	May 31, 2003
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$30,959	$40,684
Billings on uncompleted contracts in excess of costs and estimated earnings	18,726	22,794
Joint Venture	—	1,013
Accrued insurance	2,260	1,736
Income tax payable	—	1,570
Other accrued expenses	13,146	9,604
Current portion of long-term debt	4,851	4,892
Current portion of acquisition payable	862	854

Total current liabilities	70,804	83,147

Long-term debt	35,733	38,220
Acquisition Payable	6,928	7,682
Deferred income taxes	4,282	3,709

Stockholders’ equity:
Common stock	193	96
Additional paid-in capital	55,700	52,527
Retained earnings	35,299	26,304
Accumulated other comprehensive loss	(352)	(567)

	90,840	78,360

Less: Treasury stock, at cost – February 29 – 2,146,150 shares; May 31 – 3,140,520 shares	(5,925)	(8,179)

Total stockholders’ equity	84,915	70,181

Total liabilities and stockholders’ equity	$202,662	$202,939